SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PIEDMONT NATURAL GAS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIEDMONT NATURAL GAS COMPANY, INC.

Notice Of Annual Meeting Of Shareholders and Proxy Statement

Time:	9:30 a.m. Friday, February 28, 2003
Place:	Piedmont Natural Gas Company Corporate Headquarters 1915 Rexford Road Charlotte, North Carolina 28211

Items of Business:	1)	Elect three directors
	2)	To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year
	3)	To transact such other business as may properly come before the Meeting or any adjournment thereof
Proxy Voting:	Your vote is important. Please vote in one of these ways:
	1)	Visit the website shown on the proxy card;
	2)	Use the toll-free telephone number shown on the proxy card;
	3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or
	4)	Submit a ballot at the Annual Meeting of Shareholders

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233
___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 28, 2003
___________

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Piedmont Natural Gas Company to be held Friday, February 28, 2003, in Charlotte, North Carolina. The meeting will begin with discussion and voting on the matters set forth in this Proxy Statement, followed by a report by our Chief Executive Officer, Ware F. Schiefer, on the Company’s operations and financial performance. The purposes for which the Annual Meeting will be held are as follows:

1.	To elect three Directors, each to serve for a term of three years or less (Proposal A); and

2.	To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 13, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting. This proxy statement, along with a proxy card, is being mailed to shareholders beginning January 20, 2003.

     If you are unable to attend the Meeting, you may listen to it live over the Internet. You may access the audio of the Meeting at our website at www.piedmontng.com. Additionally, we will maintain a copy of the slides and audio of Mr. Schiefer’s presentation on the website for reference after the Meeting. We hope this will allow many of you who cannot attend the Meeting to hear Mr. Schiefer’s message. Please note that the information contained on our website, including the copy of the slides and audio of Mr. Schiefer’s presentation, are not incorporated by reference into this proxy statement.

     Whether or not you plan to attend the Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If your shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, you may vote either via the Internet or by calling the transfer agent. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. Consenting to view future annual reports and proxy statements on the Internet will save the Company money by reducing printing and postage costs, and is friendlier to the environment. If you have a computer with Internet access, we hope you will try this electronic distribution method.

     On behalf of the directors and management of Piedmont Natural Gas Company, I want to thank you for your continued support and confidence in our Company.

Sincerely, Martin C. Ruegsegger Vice President, Corporate Counsel and Secretary

January 20, 2003

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did I receive this proxy statement?

A: The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a stockholder as of the close of business on January 13, 2003, the record date, and are entitled to vote at the meeting. This proxy statement and 2002 annual report, along with a proxy card, are being mailed to stockholders beginning January 20, 2003. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in a street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

Q: What is “householding” and how does it affect me?

A: The Company has adopted a process for mailing the annual report and proxy statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to our stock transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, or by calling our toll-free number 1-800-937-5449. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting American Stock Transfer & Trust Company in the same manner. The Company has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the proxy statement and annual report or you may request householding by notifying your broker, bank or nominee.

Q. Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A: This proxy statement and the 2002 annual report are located on the Company’s website: www.piedmontng.com. Most stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you would like to receive future Company proxy statements and annual reports electronically, please visit www.investpower.com to enroll. Please reference the Company number and account number on the front portion of your proxy card. Receiving future annual reports and proxy statements via the Internet will be simpler for you, will save the Company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q: What am I voting on?

A.	Election of three directors: C. M. Butler III, John W. Harris, and Aubrey B. Harwell, Jr.; and

B.	Ratification of the Board of Directors’ selection of Deloitte & Touche LLP as independent auditors for 2003.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for 2003.

Q: What is the voting requirement to elect the directors and to approve the other proposal?

A: In the election of directors, the three persons receiving the highest number of affirmative votes will be elected. The ratification of the selection of Deloitte & Touche LLP as independent auditors requires the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of the Directors and the ratification of the selection of independent auditors, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

Q: How many votes do I have?

A: You are entitled to one vote for each share of Common Stock that you hold on the election of each director and on the ratification of the selection of Deloitte & Touche LLP. You may withhold votes from any or all nominees. If your proxy is properly marked, signed, dated and returned, and not revoked, or if your vote is made via telephone or the Internet (see below) and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election as directors and for the ratification of the selection of independent auditors for the current fiscal year. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their voting rights to elect the nominees as directors of the Company. Should other matters properly come before the Annual Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

Q: How do I vote?

A: You may vote using any of the following methods:

Proxy card or voting instruction card — Be sure to sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and the ratification of Deloitte & Touche LLP as independent auditors for 2003.

By telephone or the Internet — The telephone and Internet voting procedures established for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If the entity holding your shares is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

In person at the Annual Meeting—All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q: What can I do if I change my mind after I vote my shares?

A: If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by sending written notice of revocation to the Vice President, Corporate Counsel & Secretary of the Company, by submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the revoked proxy, or attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q: Who will count the vote?

A: A representative of American Stock Transfer & Trust Company, along with two Piedmont Natural Gas representatives, will tabulate the votes and act as inspectors of election.

Q: What constitutes a quorum?

A: As of the record date, 33,177,794 shares of Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q: Who can attend the Annual Meeting?

A: All stockholders as of the record date may attend the Annual Meeting. You do not have to have an admission ticket.

Q: Are there any stockholders who own more than five percent of the Common Stock?

A: On December 31, 2002, we knew of only one individual, corporation or other entity that beneficially owned more than five percent of the outstanding Common Stock. Cincinnati Financial Corporation, 6200 South Gilmore Road, Fairfield, Ohio 45014, owns 2,011,400 shares, or approximately 6.06% of the Company’s outstanding Common Stock. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, and is based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation which exercises sole voting and sole dispositive power over the shares.

Q: When are shareholder proposals due for the 2004 Annual Meeting?

A: In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by September 19, 2003, to the Vice President, Corporate Counsel & Secretary, Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Charlotte, North Carolina 28211. In addition, any shareholder proposals submitted for presentation at the 2004 Shareholders’ Annual Meeting must be submitted in writing by December 4, 2003.

Q: What happens if a nominee for director is unable to serve as a director?

A: If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q: How much did this proxy solicitation cost?

A: Doring & Associates, Inc. has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $4,000, plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

Thank you for your support of Piedmont Natural Gas Company.

Security Ownership of Certain Beneficial Owners

     The following table sets forth each person or entity known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

		Amount and
	Name and address of	nature of	Percent of
Title of class	Beneficial owner	beneficial ownership	class

Common Stock	Cincinnati Financial Corporation 6200 South Gilmore Road Fairfield, Ohio 45014	2,011,400 (1)	6.06%

(1)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, and based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation, Cincinnati Financial Corporation exercises sole voting and sole dispositive power over the shares.

PROPOSAL A
ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The number of directors is currently fixed at thirteen; however, it will be reduced to ten effective at the Meeting. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

     C.     M. Butler III and John W. Harris, whose terms expire at the Meeting, are again standing for election in Class I. Effective September 1, 2002, the Board of Directors elected Aubrey B. Harwell, Jr., as a Director in Class I until consideration for election as a Director by the shareholders at this Meeting. Ned R. McWherter and Ware F. Schiefer, whose terms expire in 2003, are retiring from the Board effective with this Meeting. In addition, John H. Maxheim, Chairman of the Board, is retiring from the Board effective with this Meeting. The shareholders have previously elected all nominees except Mr. Harwell.

     In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of these persons as directors in the classes denoted above. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of ten members.

     The Board does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

     The following sets forth certain information concerning each person nominated for election as a Director and each person whose term of office as a Director will continue after the Meeting:

	Director of the	Business Experience During Past
Name	Company Since	Five Years and Other Information

Nominees for Election as Directors for Terms Expiring in 2006:
C.M. Butler III	1991	Age 59. Attorney and consultant in financial and regulatory affairs, Houston, Texas.
John W. Harris	1997	Age 55. President of Lincoln Harris LLC (commercial real estate and investment management), Charlotte, North Carolina. Mr. Harris is also a director of Dominion Resources, Inc.
Aubrey B. Harwell, Jr.	2002	Age 60. Managing Partner in the law firm of Neal & Harwell, PLC, Nashville, Tennessee. Mr. Harwell is also a director of NID Corporation. He is the Treasurer and a member of the Executive Committee of the National Boy Scouts of America and is the chair holder of the Chair of Excellence in the College of Business, Middle Tennessee State University.

	Director of the	Business Experience During Past
Name	Company Since	Five Years and Other Information

Directors Continuing in Office Until 2004:
Jerry W. Amos	1978	Age 64. Partner in the law firm of Nelson, Mullins, Riley & Scarborough, L.L.P., and General Counsel to the Company, Charlotte, North Carolina. Prior to April 2001, Mr. Amos was Partner in the law firm of Amos, Jeffries & Robinson, L.L.P.
D. Hayes Clement	2000	Age 67. Retired Partner of Arthur Andersen LLP (certified public accountants), Greensboro, North Carolina.
Thomas E. Skains	2002	Age 46. President and Chief Operating Officer of the Company, Charlotte, North Carolina. From 2000 to 2002, Mr. Skains was Senior Vice President – Marketing and Supply Services of the Company. From 1995 to 1999, he was Senior Vice President—Gas Supply and Services.
Directors Continuing in Office Until 2005:
Malcolm E. Everett III	2002	Age 56. Senior Executive Vice President, Director of Corporate and Community Affairs, Wachovia Corporation, Charlotte, North Carolina. From January 2001 to September 2001, Mr. Everett was President of the Southeast Region of First Union National Bank. From May 1999 until January 2001, he was President of the Mid-Atlantic Region of First Union National Bank. From 1995 until May 1999, he was Chairman, Chief Executive Officer and President of the North Carolina Bank of First Union National Bank.
Muriel W. Helms	1993	Age 61. Partner, Greater Carolinas Real Estate Services, Inc., Charlotte, North Carolina.
Donald S. Russell	1966	Age 64. Attorney at Law, Columbia, South Carolina. Mr. Russell is also a director of Jefferson-Pilot Corporation.
John E. Simkins	1966	Age 64. Business Consultant/Analyst, Cockeysville, Maryland. Since August 2001, also Client Relations Analyst, Automatic Data Processing, Inc. From 1998 through 2000, Mr. Simkins was Assistant to the Director, Information Technology and Communications division of the Maryland Department of Public Safety.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Corporate Governance Guidelines

     The Board has adopted Corporate Governance Guidelines setting forth guidelines with respect to the role and composition of the Board, the functioning of the Board and Committees and a Code of Ethics.

Attendance at Board and Committee Meetings

     During the 2002 fiscal year, the Board held six meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which they served.

Committees of the Board

     The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Directors and Corporate Governance Committee. Each of the three Committees named above is composed entirely of independent, non-employee directors as defined in the proposed revisions to the New York Stock Exchange listing standards. In making this determination of independence, the Board recognized that Mr. Everett is Senior Executive Vice President of Wachovia Corporation and that the Company has certain banking relationships with Wachovia. Nevertheless, in recognition of the fact that Mr. Everett is Head of Corporate and Community Affairs for Wachovia and is not personally involved with any of these banking relationships and that his compensation is in no way dependent upon these banking relationships, the Board determined that Mr. Everett qualifies as an Independent Director.

     The members of the Audit Committee are D. Hayes Clement (Chairman), C. M. Butler III, Muriel W. Helms and John E. Simkins. Each member of the Audit Committee is independent (as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards). The Committee met five times during the fiscal year. The Audit Committee (a) serves as an independent and objective body to monitor, assess and assist Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors; (b) oversees the audit and other services of the Company’s outside auditors and is directly responsible for the appointment, compensation and oversight of the Company’s outside auditors; and (c) provides an open avenue of communication among the Company’s outside auditors, accountants, financial and senior management, the internal auditing department and the Board.

     The members of the Compensation Committee are John W. Harris (Chairman), D. Hayes Clement, Malcolm E. Everett III, Aubrey B. Harwell, Jr., and Ned R. McWherter. Each member of the Committee is (i) a “Non-Employee” director (within the meaning of Section 16b-3 of the Securities Exchange Act of 1934) and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue code. The Committee met twice during the fiscal year. The Compensation Committee oversees compensation policies and programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan. It also recommends to the Board the salaries and other compensation of Directors and elected officers and reviews executive development and management succession plans.

     The members of the Directors and Corporate Governance Committee are Ned R. McWherter (Chairman), John W. Harris and Donald S. Russell. The Committee met three times during the fiscal year. This Committee reviews and articulates the governance structure of the Board and the Company’s position and practices on significant issues of public responsibility. This Committee also recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders’ meeting at which the election of directors will take place.

Directors’ Compensation

     Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $24,000, an annual Common Stock grant equivalent to $5,000, an attendance fee of $750 for each Board meeting attended, an attendance fee of $750 for each committee meeting attended in person and held on a date other than the date of a Board meeting, an attendance fee of $500 for each committee meeting attended in person on the date of a Board meeting or attended by telephonic means, and reimbursement for reasonable expenses incurred in attending such meetings. The Chairman of the Audit Committee is paid an additional $5,000 annual fee due to increased responsibilities as a result of legal and regulatory requirements. Regarding the annual retainer, Directors must invest a minimum of $8,000 in Common Stock in the Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), but a Director may elect to invest the entire annual retainer in the DRIP. If a Director elects to invest all of the annual retainer and/or all of the attendance fees in the DRIP, the Company will match 25% of such retainer and fees for investment in the DRIP. Directors who are employees receive no additional compensation for their services as Directors.

     A non-employee Director who retires from the Board at any age with more than ten continuous years on the Board or who is at least 72 years of age, if such Director has served on the Board less than ten continuous years, is entitled to receive on retirement from the Board, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement. This retirement benefit will continue for the life of the Director. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director’s designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director’s retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director’s previously designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director’s death.

     In the event of a change in control or a potential change in control, a non-employee Director shall be entitled to receive the benefits listed in the previous paragraph above as if the Director had retired on the date immediately preceding the change in control or potential change in control without regard to the number of years served, or a lump sum cash amount equal to 150% of the net present value of such retirement benefits.

Certain Relationships and Related Transactions

     John H. Maxheim, who formerly served as Chief Executive Officer of the Company, has an agreement with the Company to provide advice and assistance to the Chief Executive Officer and the Board of Directors on a variety of matters. This agreement was effective March 1, 2000, and shall end on February 28, 2003. For such services, Mr. Maxheim receives annual compensation of $195,000, reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with his services, office space and secretarial services at the Company’s offices and financial planning and tax preparation services.

     During 2002, Jerry W. Amos, a Director and General Counsel to the Company, was a partner in Nelson, Mullins, Riley & Scarborough, L.L.P., which provided legal services to the Company. Transactions involving the law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

     The Board of Directors unanimously recommends a vote FOR the election of the nominees as Directors for the terms stated.

PROPOSAL B
SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as independent auditors for the fiscal year ending October 31, 2003. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Board believes it is desirable that an expression of shareholder opinion be solicited.

     Deloitte & Touche LLP representatives are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche LLP for fiscal years ended October 31, 2002 and 2001, are:

Fees for Services	2002	2001

Audit Fees	$344,096	$323,400
Audit-Related Fees (a)	96,380	85,914
Tax Fees (b)	157,988	71,293
All Other Fees(c)	85,995	88,840
Total Fees	$684,459	$569,447

(a)	Consists primarily of fees for audits of the Company’s employee benefit plans, consultation on financial accounting and reporting standards, and due diligence and audit-related services on acquisitions.

(b)	Consists of reviews of the Company’s income tax returns, preparation of tax returns for the Company’s Employee Benefit Plans, assistance on sales tax audits and due diligence and tax-related services on acquisitions.

(c)	Includes financial and tax planning services for executives of $77,495 in 2002 and $87,340 in 2001.

     The Audit Committee has considered whether the provision of tax services and all other services is compatible with maintaining the independence of Deloitte & Touche LLP.

     If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the Board will reconsider the selection of independent auditors. The Audit Committee has considered whether the provision of tax services and other services is compatible with maintaining the independence of Deloitte & Touche LLP.

     The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of December 2, 2002, by each Director, each officer named in the Summary Compensation Table and all Directors and officers as a group:

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class(2)

Directors
Jerry W. Amos	73,849	(3)(4)	—
C. M. Butler III	4,658	(3)	—
D. Hayes Clement	4,778	(3)	—
Malcolm E. Everett III	953	(3)	—
John W. Harris	10,442	(3)	—
Aubrey B. Harwell, Jr.	205	(3)	—
Muriel W. Helms	10,606	(3)(5)	—
John H. Maxheim	161,908	(3)	—
Ned R. McWherter	10,873	(3)	—
Donald S. Russell	67,955	(3)	—
Ware F. Schiefer	45,847	(6)	—
John E. Simkins	2,976	(3)	—
Thomas E. Skains	13,716	(3)	—
Officers
David J. Dzuricky	14,830	(3)(7)	—
Ray B. Killough	41,609	(3)(6)	—
Richard A. Linville	4,205	(3)	—
All Directors and Officers as a Group (33)	671,202	(3)(6)	—

(1)	Unless otherwise indicated, each person listed has sole voting and investment power.

(2)	No person listed in the table beneficially owned more than 1% of the outstanding Common Stock as of December 2, 2002. The number of shares beneficially owned by all Directors and officers as a group represents less than 3% of the outstanding Common Stock.

(3)	The number of shares shown includes those credited to participants’ accounts under the Company’s Dividend Reinvestment and Stock Purchase Plan.

(4)	Includes 108 shares held by Mr. Amos’ grandson, a minor, of whom Mr. Amos is custodian of the shares, and 764 shares held by his spouse.

(5)	Includes 93 shares held in trust by Ms. Helms for the benefit of her grandchildren and 423 shares held by her spouse.

(6)	The number of shares shown includes those credited to participants’ accounts under the Salary Investment Plan.

(7)	Includes 12,180 shares held by his spouse.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth a summary of the compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in the three fiscal years ended October 31, 2002, 2001 and 2000:

		Annual		Long-Term
		Compensation		Compensation
				Payouts

			Other Annual	LTIP	All Other
Name and Principal Position	Year	Salary	Compensation(1)	Payouts	Compensation(2)

Ware F. Schiefer	2002	$440,385	$89,874	$227,660	$195,468
Chief Executive Officer	2001	388,846	49,690	250,433	103,059
	2000	332,462	54,860	168,906	91,574
Thomas E. Skains	2002	283,462	59,159	168,410	15,839
President and Chief Operating Officer	2001	238,692	34,655	185,281	13,107
	2000	227,154	38,591	110,702	12,483
Ray B. Killough	2002	252,308	51,971	178,637	22,110
Senior Vice President — Operations	2001	238,308	35,668	196,499	20,904
	2000	224,231	39,900	108,853	20,163
David J. Dzuricky	2002	252,308	50,183	158,214	29,126
Senior Vice President and	2001	237,731	32,940	174,063	27,455
Chief Financial Officer	2000	221,846	36,618	94,095	26,028
Richard A. Linville	2002	174,077	47,692	81,755	33,263
Vice President – Human Resources	2001	164,077	18,526	89,912	31,475
	2000	154,077	20,346	—	31,038

(1)	Except for Mr. Linville for 2002, the amounts for all years consist of payments of dividend equivalents on units awarded, but not yet distributed, under the Executive Long-Term Incentive Plan. The amount for Mr. Linville for 2002 includes dividend equivalents of $29,565 plus other perquisites totaling $18,127, including $10,966 for the personal benefit of a company-provided vehicle for a portion of the year and payment of a car allowance for the remainder of the year and $4,627 for financial planning and tax services provided by the Company. Perquisites for the other named executive officers do not exceed the lesser of $50,000 or ten percent of total annual salary and bonus.

(2)	These amounts for 2002 consist of the following:

	Schiefer	Skains	Killough	Dzuricky	Linville

Insurance premiums plus assumed income tax liabilities under the Supplemental Executive Benefit Plan (SEBP)	$108,078	$10,339	$16,610	$23,626	$27,763
Salary continuation accruals under the SEBP	81,890	—	—	—	—
Company contributions to the Salary Investment Plan	5,500	5,500	5,500	5,500	5,500

Long-Term Incentive Awards

     The following table provides information on long-term performance awards granted by the Board in the fiscal year ended October 31, 2002, to the named executive officers pursuant to the Executive Long-Term Incentive Plan.

			Estimated Future Payments Under Non-Stock Price Based Plans (2)
	Number	Performance
	of Units	Period	Threshold	Commendable	Target	Excellent	Maximum
Name	Awarded	(1) Until Payout	# Units	# Units	# Units	# Units	# Units

Ware F. Schiefer	31,447	5 years	25,158	28,302	31,447	34,592	37,736
Thomas E. Skains	19,750	5 years	15,800	17,775	19,750	21,725	23,700
Ray B. Killough	15,157	5 years	12,126	13,641	15,157	16,673	18,188
David J. Dzuricky	15,157	5 years	12,126	13,641	15,157	16,673	18,188
Richard A. Linville	9,135	5 years	7,308	8,222	9,135	10,049	10,962

(1)	Each unit awarded is equivalent in value to one share of Common Stock. The assumed stock price as of the date of award was $31.80 per share. If performance measures are met, awards will be paid in three equal annual installments beginning in December 2006. Payouts are 50% in shares of Common Stock and 50% in cash, unless the participant elects to receive a greater percentage in shares of stock. All units distributed, whether in shares of stock or cash, will be valued at the market price of the stock at the date of distribution.

(2)	Payouts are determined based on the Company achieving two performance objectives during the performance period set by the Board — a 6% compounded, average annual increase in after-tax net income which accounts for 75% of the units awarded, and the total annual compounded shareholder return which accounts for 25% of the units awarded. The threshold amount will be paid if at least 80% of the targeted performance is achieved, the commendable amount if at least 90% is achieved, the target amount if at least 100% is achieved, the excellent amount if at least 110% is achieved and the maximum amount if 120% or more is achieved. No payment will be made unless at least 80% of the targeted performance is achieved. An amount equal to the dividend payable on one share of Common Stock is paid to each participant in the Incentive Plan for each unit that has been awarded and not distributed or canceled as of the record date for the dividend.

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

     Prior to November 9, 2002, Mr. Schiefer had an employment agreement with the Company under which he was entitled to a base salary and to participation in any plan relating to incentive compensation, stock options, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Company has adopted, or may from time to time adopt, for the benefit of its executive officers and for employees generally. Mr. Schiefer was also entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of the Company. The amounts received by Mr. Schiefer under the employment contract are included in the above tables. Mr. Schiefer’s employment contract expired by its terms on November 9, 2002, when he reached 65 years of age; however, it is expected that Mr. Schiefer will continue to be employed by the Company in the same position and on the same terms and conditions as provided in the expired employment agreement until his retirement at the February 2003 Annual Meeting of Shareholders.

     Effective December 1, 1999, David J. Dzuricky, Ray B. Killough and Thomas E. Skains, senior executive officers of the Company, entered into employment agreements with the Company. Effective March 18, 2002, Franklin H. Yoho, a senior executive officer of the Company, also entered into an employment agreement with the Company (all such employment agreements referred to hereinafter as the “Employment Agreements”.) The Board had previously determined that the continued retention of the services of these officers on a long-term basis was in the best interest of the Company in that it promoted the stability of senior management and it enabled the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry. The term of employment under the Employment Agreements is for a one-year period commencing on their respective effective date. All such Employment Agreements shall automatically be extended to a full one-year period on each successive day during the term of each Employment Agreement. If written notice from the Company or the officer is delivered to the other party advising the other party that the Employment Agreement is not to be further extended, then the Employment Agreement is terminated on the first anniversary of the date of notice. No extension shall allow the Employment Agreements to extend beyond the date on which the officer reaches 65 years of age.

     Upon recommendation of the Compensation Committee, each officer’s base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Employment Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Employment Agreement without prior written consent of the Company.

     Each Employment Agreement shall be terminated upon the death or permanent disability of the officer. Pursuant to the terms of each Employment Agreement, compensation shall continue to be paid through the end of the month in which the officer died. In the case of permanent disability, if the officer is absent from the full-time performance of his duties for six months, the Company shall terminate the officer after thirty days notice.

     Each of the five senior executive officers (Schiefer, Skains, Dzuricky, Killough, and Yoho) has also entered into a Severance Agreement with the Company. If such officer is terminated following a Change in Control, other than (i) by the Company for cause, (ii) by reason of death or disability, or (iii) by the officer without good reason, including retirement from the Company, then the Company shall pay the officer a lump sum severance payment, in cash, equal to three times the officer’s annual compensation prior to the officer’s termination of employment date (the “Date of Termination”). Furthermore, for a three-year period following the Date of Termination, the Company shall arrange to provide the officer and their dependents life, disability, accident and health insurance benefits substantially similar to those provided to the officer and their dependents immediately prior to the Date of Termination.

Retirement Plan

     The Company maintains a defined benefit plan (the “Retirement Plan”) which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant’s covered compensation, final average earnings and credited years of service.

     In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant’s average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

     The Retirement Plan provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. The Company was not permitted by law to make a deductible contribution to the Retirement Plan during the 2002 Plan year as it was determined by actuaries that the Retirement Plan met the definition of “fully funded” under Section 214(c)(6) of the Tax Code.

     Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefit payable upon retirement to each of the named individuals and their credited years of service as of October 31, 2002, are as follows: Mr. Schiefer, $107,604, 37 years; Mr. Skains, $94,647, seven years; Mr. Dzuricky $91,450, seven years; Mr. Killough, $103,468, 29 years; and Mr. Linville, $66,457, five years.

     The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 2002. The table illustrates the estimated normal annual retirement benefit payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions that would result from joint and survivor elections.

	Annual Benefits Upon Retirement
	With Years of Service Indicated

Final Average Annual Earnings	15	25	35

$150,000	$51,813	$72,340	$78,854
200,000	70,722	99,008	108,174
250,000	76,250	113,496	127,200
300,000	76,250	113,496	127,200
350,000	76,250	113,496	127,200
400,000	76,250	113,496	127,200
450,000	76,250	113,496	127,200

     The Employee Retirement Income Security Act of 1974 places certain limitations on benefits that may be paid under qualified plans. Current law limits the amount payable in 2002 under a defined benefit plan to $200,000 and limits compensation used in 2002 for determining benefits to $160,000 per year.

COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

     The following performance graph compares the Company’s cumulative total shareholder return from October 31, 1997, through October 31, 2002 (a five-year period), with the Standard & Poor’s 500 Stock Index, a broad market index (the “S&P 500”), and with the A. G. Edwards Large Natural Gas Distribution Index (the “LDC Peer Group”). The LDC Peer Group index includes large natural gas distribution companies that are representative of the Company’s peers in the natural gas distribution industry.

     The graph assumes that the value of an investment in Common Stock and in each index was $100 at October 31, 1997, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1997

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1997

	1997	1998	1999	2000	2001	2002

Piedmont Natural Gas Company	100	129	124	124	135	159
S & P 500	100	122	153	163	122	104
LDC Peer Group(1)	100	120	116	119	127	144

(1)	LDC Peer Group—The following companies are included: AGL Resources, Inc., Atmos Energy Corporation, New Jersey Resources, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Southwest Gas Corporation, Vectren Corporation, and WGL Holdings, Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2002, the Compensation Committee of the Board was composed of four Independent Directors elected by a majority of the Independent Directors of the entire Board. Each Committee member (a) was a “non-Employee” director as defined in the Securities Exchange Act of 1934, (b) was an “outside director” as defined in the Internal Revenue Code, (c) had no relationship to the Company that the Directors believed could have interfered with the exercise of their independence from Company management, and (d) qualifies otherwise under any applicable laws, rules and regulations.

     The Compensation Committee provides overall guidance in the development of executive compensation programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan (“LTIP”). The goals of the Compensation Committee are to create compensation packages for officers that will attract and retain persons of outstanding ability and to reward those officers for superior corporate performance as measured by financial results and strategic achievements. The Committee also has the sole authority to retain and terminate consulting firms to assist in the evaluation of director, CEO or senior executive compensation and to approve the fees of such consultants.

     In addition, among other matters, the Compensation Committee is responsible to:

•	Evaluate the performance of the officers in regard to their functional responsibilities;

•	Consider officer succession and related matters and make Board recommendations with respect to the same;

•	Review the qualifications of present and/or potential officers and make recommendations to the Board with respect to promotions or other changes in positions;

•	Review the Company’s Performance Management Program and make recommendations to the Board with respect to the same;

•	Review the compensation of all Company officers who are elected by the Board and make recommendations to the Board with respect to the same;

•	Review the Company officers’ ownership holdings in the Company’s common stock, establish goals and/or guidelines with respect to such ownership and recommend to the Board plans and procedures for achieving such goals and/or guidelines;

•	Review the LTIP and make recommendations to the Board with respect to the LTIP;

•	Review and make recommendations to the Board with respect to any other incentive-compensation plans and equity based plans;

•	Review and approve specific corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation with the approval of a majority of the Independent Directors of the Board;

•	Determine if the compensation for each of the five highest paid officers is reasonable as compared with officers in similarly situated positions in peer group companies in view of the Company’s performance and the contribution of those officers to established performance levels.

     Executive compensation for 2002 was comprised primarily of two elements: base salary and long-term incentive awards. The relative levels of base salary for officers are designed to reflect each individual’s scope of responsibility and accountability. To determine the necessary amounts of base salary to attract and retain top quality officers, the Compensation Committee reviews salary and other compensation arrangements in effect at comparable companies. The base salary is established by utilizing information from general industry surveys, independent outside consultants and proxy materials of comparable companies. The compensation policy of the Company is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. Therefore, a material portion of an officer’s compensation is “at risk” through long-term incentive compensation. Target levels, depending upon executive responsibilities, can amount to approximately 35-50% of average annual salary compensation. Over time, the compensation policy continues to place less emphasis on base salary and greater emphasis on variable, short term and performance-related long-term incentive compensation. The goal of this policy is to further align the interests of officers with the interests of shareholders and to focus the Company officers on the achievement of corporate goals and strategies.

     Regarding base salary compensation, the compensation for Company senior officers for 2002 was reviewed and was found to be reasonable as compared with officers in similarly situated positions in comparable companies in view of the Company’s performance and the contribution of those officers to established performance standards.

     The “at risk” component of the policy has been implemented through adoption of an executive long-term incentive plan. The Board of Directors and shareholders first approved such a plan in 1986. In 1996, the Board adopted a substantially similar executive long-term incentive plan approved by shareholders in 1997. Under this new plan, as in the old plan, the Board may award units (consisting of a combination of shares of Common Stock and cash) to eligible officers. Depending upon the levels of financial and comparator group performance achieved by the Company during a performance period, distribution of those awards may be made. The plan requires that a minimum threshold be achieved in order for any award to be distributed.

     In 2001, under the Executive Long-Term Incentive Plan, the Board of Directors, at the recommendation of the Compensation Committee, adopted a five-year performance period program that is currently in effect where the financial performance target is a 6% compounded, average increase in net after-tax earnings which will represent 75% of the units awarded and a total annual compounded shareholder return in comparison to industry peer group companies total shareholder return component (increase in stock price plus dividends paid over a specified period of time) which will represent 25% of the units awarded. If targets are achieved, the Board may grant a distribution of the units to eligible officers. If performance exceeds targeted performance goals, up to 120% of the units may be distributed as determined by the Board of Directors.

     The Board of Directors, at the recommendation of the Compensation Committee, adopted Company common stock ownership guidelines for all officers; each officer should achieve the established ownership levels over the course of five years. The Committee strongly advocates officer share ownership as a means by which to better align officer interests with those of all shareholders. Over the course of five years, the CEO has a guideline to reach a share ownership position, the market value of which is five times the CEO’s base salary. Other officer positions have share ownership guidelines ranging from two to three times the officer’s base salary.

     In 2002 the Board of Directors, at the recommendation of the Compensation Committee, approved a modification to the Executive Long-Term Incentive Plan #6 to place the fourth quarter dividend equivalent payment in fiscal year 2003 “at-risk” and payable only if net after-tax earnings for fiscal year 2003 reach a target level. An additional short-term cash incentive opportunity was approved and will be payable out of an incentive bonus pool if earnings exceed the target level.

     The general executive compensation policies described above also apply to the 2002 compensation for Mr. Schiefer as CEO. His 2002 base salary of $450,000 for Mr. Schiefer was based on competitive marketplace compensation packages. Mr. Schiefer is also eligible for awards of units under the Executive Long-Term Incentive Plan.

Submitted by the Compensation Committee

John W. Harris, Chairman
D. Hayes Clement
Malcolm E. Everett III
Ned R. McWherter

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2002. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the audit process, the financial information that will be provided to shareholders and others and the systems of internal controls which management has established. The Committee consisted of four outside directors, each of whom is independent of the management of the Company. All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has accounting or related financial management expertise.

     Following the end of the 2002 fiscal year, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with Deloitte & Touche LLP, the independent auditors of the Company, the matters required to be discussed by SAS 61. The Audit Committee also received the written disclosures and a letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independent accountants’ independence.

     Based upon the review and discussions referred to in the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2002.

D. Hayes Clement, Chairman
C. M. Butler III
Muriel W. Helms
John E. Simkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission (“SEC”). Specific due dates have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates. Based upon Section 16(a) reports that the Company received from such persons for their 2002 fiscal year transactions, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers and directors for such fiscal year.

OTHER BUSINESS

     The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters that may come before the Meeting.

MISCELLANEOUS

     The Annual Report for the 2002 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

     Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

     Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy enclosed with this Proxy Statement. Your prompt response will be appreciated.

By order of the Board of Directors, Martin C. Ruegsegger Vice President, Corporate Counsel and Secretary

January 20, 2003

PIEDMONT NATURAL GAS COMPANY, INC.

Proxy for Annual Meeting of Shareholders on February 28, 2003
Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.

     The undersigned hereby appoints John H. Maxheim, Ware F. Schiefer and Thomas E. Skains and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 28, 2003, and at any adjournment or adjournments thereof, as follows:

     The Board of Directors recommends a vote FOR the following proposals:

A.           ELECTION OF DIRECTORS

☐	FOR the nominees listed below (except as indicated to the contrary below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

C. M. Butler III, John W. Harris, and Aubrey B. Harwell, Jr.

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

B.           RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

☐FOR     ☐AGAINST      ☐ABSTAIN

(Continued and to be signed on the reverse side)

(Continued from other side)

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A and B.

Dated:___________________________________________, 2003

Signature of Shareholder

Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed business reply envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.

TELEPHONE VOTE AT 1-800-PROXIES OR

INTERNET VOTE AT WWW.VOTEPROXY.COM